                                                                 Exhibit (l)(19)

                               PURCHASE AGREEMENT

Northern Funds (the "Trust"), a Delaware statutory trust, and Eric K. Schweitzer (the "Purchaser"), hereby agree as follows:

      1. The Trust hereby offers the Purchaser and the Purchaser hereby purchases ten shares of the Mid Cap Index Fund (the "Mid Cap Index Share") for $10.00 per share. The Trust hereby acknowledges receipt from the Purchaser of funds in full payment for the foregoing Mid Cap Index shares.

      2. The Purchaser represents and warrants to the Trust that the foregoing Mid Cap Index shares are being acquired for investment purposes and not with a view to the distribution thereof.

      IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of February 14, 2005.

                                                NORTHERN FUNDS

                                                By: /s/ Lloyd A. Wennlund
                                                    ----------------------------

                                                ERIC K. SCHWEITZER

                                                By: /s/ Eric K. Schweitzer
                                                    ----------------------------